Exhibit 99.2

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	March 31,	December 31,
(dollars in thousands)	2025	2024
Assets:
Cash and cash equivalents	$67,555	$38,330
Investment securities available-for-sale, at fair value	615,350	624,779

Loans:
Commercial and industrial	134,095	136,732
Secured by real estate:
Commercial mortgages	1,929,881	1,963,107
Residential mortgages	1,065,380	1,084,090
Home equity lines	33,452	36,468
Consumer and other	1,126	1,210
	3,163,934	3,221,607
Allowance for credit losses	(28,308)	(28,331)
	3,135,626	3,193,276
Restricted stock, at cost	24,329	27,712
Bank premises and equipment, net	28,411	29,135
Right-of-use asset - operating leases	18,358	18,951
Bank-owned life insurance	117,471	117,075
Pension plan assets, net	11,693	11,806
Deferred income tax benefit	35,022	36,192
Other assets	22,491	22,080
	$4,076,306	$4,119,336
Liabilities:
Deposits:
Checking	$1,072,766	$1,074,671
Savings, NOW and money market	1,587,030	1,574,160
Time	635,789	616,027
	3,295,585	3,264,858
Overnight advances	—	—
Other borrowings	360,000	435,000
Operating lease liability	20,348	21,964
Accrued expenses and other liabilities	17,533	18,648
	3,693,466	3,740,470
Stockholders' Equity:
Common stock, par value $0.10 per share:
Authorized, 80,000,000 shares;
Issued and outstanding, 22,635,724 and 22,595,349 shares	2,264	2,260
Surplus	79,866	79,731
Retained earnings	353,043	354,051
	435,173	436,042
Accumulated other comprehensive loss, net of tax	(52,333)	(57,176)
	382,840	378,866
	$4,076,306	$4,119,336

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended
	March 31,
(in thousands, except per share data)	2025	2024
Interest and dividend income:
Loans	$33,785	$33,543
Investment securities:
Taxable	5,374	6,993
Nontaxable	956	960
	40,115	41,496
Interest expense:
Savings, NOW and money market deposits	10,318	10,083
Time deposits	6,403	6,977
Overnight advances	71	263
Other borrowings	4,501	6,012
	21,293	23,335
Net interest income	18,822	18,161
Provision for credit losses	168	—
Net interest income after provision for credit losses	18,654	18,161

Noninterest income:
Bank-owned life insurance	912	840
Service charges on deposit accounts	829	880
Net loss on sales of securities	—	—
Other	976	1,054
	2,717	2,774
Noninterest expense:
Salaries and employee benefits	9,711	9,974
Occupancy and equipment	3,233	3,214
Merger expenses	230	—
Other	3,954	3,018
	17,128	16,206
Income before income taxes	4,243	4,729

Income tax expense	487	294
Net income	$3,756	$4,435

Weighted average:
Common shares	22,625,117	22,520,568
Dilutive restricted stock units	86,270	73,827
Dilutive weighted average common shares	22,711,387	22,594,395

Earnings per share:
Basic	$0.17	$0.20
Diluted	0.17	0.20

Cash dividends declared per share	0.21	0.21

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (UNAUDITED)

	Three Months Ended
	March 31,
(in thousands)	2025	2024
Net income	$3,756	$4,435
Other comprehensive income (loss):
Change in net unrealized holding gains (losses) on available-for-sale securities	6,921	(1,789)
Change in funded status of pension plan	118	200
Other comprehensive income (loss) before income taxes	7,039	(1,589)
Income tax expense (benefit)	2,196	(397)
Other comprehensive income (loss)	4,843	(1,192)
Comprehensive income	$8,599	$3,243

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (UNAUDITED)

	Three Months Ended March 31, 2025
					Accumulated
					Other
	Common Stock			Retained	Comprehensive
(dollars in thousands)	Shares	Amount	Surplus	Earnings	Loss	Total
Balance, January 1, 2025	22,595,349	$2,260	$79,731	$354,051	$(57,176)	$378,866
Net income				3,756		3,756
Other comprehensive income					4,843	4,843
Shares withheld upon the vesting and conversion of RSUs	(22,761)	(2)	(291)			(293)
Common stock issued under stock compensation plans	50,519	5	9			14
Common stock issued under dividend reinvestment and stock purchase plan	12,617	1	142			143
Stock-based compensation expense			275			275
Cash dividends declared				(4,764)		(4,764)
Balance, March 31, 2025	22,635,724	$2,264	$79,866	$353,043	$(52,333)	$382,840

	Three Months Ended March 31, 2024
					Accumulated
					Other
	Common Stock			Retained	Comprehensive
(dollars in thousands)	Shares	Amount	Surplus	Earnings	Loss	Total
Balance, January 1, 2024	22,590,942	$2,259	$79,728	$355,887	$(57,728)	$380,146
Net income				4,435		4,435
Other comprehensive loss					(1,192)	(1,192)
Repurchase of common stock	(167,526)	(17)	(2,003)			(2,020)
Shares withheld upon the vesting and conversion of RSUs	(19,530)	(2)	(250)			(252)
Common stock issued under stock compensation plans	46,926	5	9			14
Common stock issued under dividend reinvestment and stock purchase plan	27,116	3	305			308
Stock-based compensation expense			401			401
Cash dividends declared				(4,717)		(4,717)
Balance, March 31, 2024	22,477,928	$2,248	$78,190	$355,605	$(58,920)	$377,123

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Three Months Ended March 31,
(in thousands)	2025	2024
Cash Flows From Operating Activities:
Net income	$3,756	$4,435
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for credit losses	168	—
(Credit) provision for deferred income taxes	(1,026)	(744)
Depreciation and amortization of premises and equipment	758	769
Amortization of right-of-use asset - operating leases	593	656
Premium amortization on investment securities, net	623	494
Stock-based compensation expense	275	401
Accretion of cash surrender value on bank-owned life insurance	(912)	(840)
Pension expense	231	306
Decrease in other liabilities	(2,750)	(455)
Other increases in assets	(634)	(3,945)
Net cash provided by operating activities	1,082	1,077
Cash Flows From Investing Activities:
Available-for-sale securities:
Proceeds from maturities and redemptions	16,889	16,542
Purchases	(1,162)	(60)
Net decrease in loans	57,482	10,833
Net decrease in restricted stock	3,383	1,315
Purchases of premises and equipment, net	(34)	(312)
Proceeds from death benefit of bank-owned life insurance	753	—
Net cash provided by investing activities	77,311	28,318
Cash Flows From Financing Activities:
Net increase in deposits	30,727	55,521
Net decrease in overnight advances	—	(70,000)
Proceeds from other borrowings	—	100,000
Repayment of other borrowings	(75,000)	(57,500)
Proceeds from issuance of common stock, net of shares withheld	(150)	56
Repurchase of common stock	—	(2,020)
Cash dividends paid	(4,745)	(9,461)
Net cash (used in) provided by financing activities	(49,168)	16,596
Net increase in cash and cash equivalents	29,225	45,991
Cash and cash equivalents, beginning of year	38,330	60,887
Cash and cash equivalents, end of period	$67,555	$106,878
Supplemental Cash Flow Disclosures:
Cash paid for:
Interest	$23,156	$22,263
Income taxes	26	414
Operating cash flows from operating leases	1,783	871
Noncash investing and financing activities:
Cash dividends payable	4,754	—

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

1 - BASIS OF PRESENTATION

The accounting and reporting policies of The First of Long Island Corporation (“Corporation”) reflect banking industry practice and conform to generally accepted accounting principles (“GAAP”) in the United States.

The consolidated financial statements include the accounts of the Corporation and its wholly owned subsidiary, The First National Bank of Long Island (“Bank”). The Bank has one wholly owned subsidiary: FNY Service Corp., an investment company. The Bank and FNY Service Corp. jointly own another subsidiary, The First of Long Island REIT, Inc., a real estate investment trust. The consolidated entity is referred to as the “Corporation” and the Bank and its subsidiaries are collectively referred to as the “Bank.” All intercompany balances and amounts have been eliminated. For further information refer to the consolidated financial statements and notes thereto included in the Corporation's Annual Report on Form 10-K for the year ended December 31, 2024.

The consolidated financial information included herein as of and for the periods ended March 31, 2025 and 2024 is unaudited. However, such information reflects all adjustments which are, in the opinion of management, necessary for a fair statement of results for the interim periods. The December 31, 2024 consolidated balance sheet was derived from the Corporation's December 31, 2024 audited consolidated financial statements. When appropriate, items in the prior year financial statements are reclassified to conform to the current period presentation.

Use of Estimates. In preparing the consolidated financial statements in conformity with GAAP, management is required to make estimates and assumptions that affect the reported asset and liability balances, revenue and expense amounts, and the disclosures provided, including disclosure of contingent assets and liabilities, based on available information. Actual results could differ significantly from those estimates. Information available which could affect these judgements includes, but is not limited to, changes in interest rates, changes in the performance of the economy and changes in the financial condition of borrowers.

2 - COMPREHENSIVE INCOME

Comprehensive income includes net income and other comprehensive income (loss) (“OCI”). OCI includes revenues, expenses, gains and losses that under GAAP are included in comprehensive income but excluded from net income. OCI for the Corporation consists of net unrealized holding gains or losses on available-for-sale (“AFS”) securities and changes in the funded status of the Bank’s defined benefit pension plan, all net of related income taxes. Accumulated OCI is recognized as a separate component of stockholders’ equity.

The following table sets forth the components of accumulated OCI, net of tax.

		Current
	Balance	Period	Balance
(in thousands)	12/31/2024	Change	3/31/2025
Unrealized holding loss on available-for-sale securities	$(50,842)	$4,761	$(46,081)
Unrealized actuarial loss on pension plan	(6,334)	82	(6,252)
Accumulated other comprehensive loss, net of tax	$(57,176)	$4,843	$(52,333)

The components of OCI and the related tax effects are as follows:

	Three Months Ended
	March 31,
(in thousands)	2025	2024
Change in net unrealized holding gains or losses on available-for-sale securities:
Change arising during the period	$6,921	$(1,789)
Tax effect	2,160	(459)
	4,761	(1,330)
Change in funded status of pension plan:
Amortization of net actuarial loss included in pension expense (1)	118	200
Tax effect	36	62
	82	138
Other comprehensive income (loss)	$4,843	$(1,192)

(1)	Represents the amortization of net actuarial loss relating to the Corporation’s defined benefit pension plan. This item is a component of net periodic pension cost and is included in the consolidated statements of income in the line item “Other noninterest income.”

3 - INVESTMENT SECURITIES

The following tables set forth the amortized cost and estimated fair values of the Bank’s AFS investment securities at the dates indicated.

	March 31, 2025
		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
(in thousands)	Cost	Gains	Losses	Value
State and municipals	$151,123	$9	$(17,573)	$133,559
Pass-through mortgage securities	156,532	31	(25,368)	131,195
Collateralized mortgage obligations	159,799	853	(19,365)	141,287
SBA agency obligations	95,216	250	(1,022)	94,444
Corporate bonds	119,000	—	(4,135)	114,865
	$681,670	$1,143	$(67,463)	$615,350

	December 31, 2024
State and municipals	$151,909	$8	$(16,374)	$135,543
Pass-through mortgage securities	158,789	8	(29,357)	129,440
Collateralized mortgage obligations	166,014	595	(21,550)	145,059
SBA agency obligations	102,308	262	(1,143)	101,427
Corporate bonds	119,000	—	(5,690)	113,310
	$698,020	$873	$(74,114)	$624,779

The Bank did not have any securities classified as held-to-maturity at March 31, 2025 and December 31, 2024.

Small Business Administration (“SBA”) agency obligations are floating rate, government guaranteed securities backed by $72.9 million of commercial mortgages and $21.5 million of equipment finance loans at March 31, 2025.

At March 31, 2025 and December 31, 2024, investment securities with a carrying value of $295.7 million and $259.8 million, respectively, were pledged as collateral to secure public deposits.

There were no holdings of any one issuer, other than the U.S. government and its agencies, in an amount greater than 10% of stockholders’ equity at March 31, 2025 and December 31, 2024.

There was no allowance for credit losses associated with the investment securities portfolio at March 31, 2025 or December 31, 2024.

Securities With Unrealized Losses. The following tables set forth securities with unrealized losses at the dates indicated presented by the length of time the securities have been in a continuous unrealized loss position.

	March 31, 2025
	Less than		12 Months
	12 Months		or More		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
(in thousands)	Value	Loss	Value	Loss	Value	Loss
State and municipals	$14,051	$(441)	$116,155	$(17,132)	$130,206	$(17,573)
Pass-through mortgage securities	7,639	(47)	120,123	(25,321)	127,762	(25,368)
Collateralized mortgage obligations	—	—	92,361	(19,365)	92,361	(19,365)
SBA agency obligations	—	—	77,636	(1,022)	77,636	(1,022)
Corporate bonds	—	—	114,865	(4,135)	114,865	(4,135)
Total temporarily impaired	$21,690	$(488)	$521,140	$(66,975)	$542,830	$(67,463)

	December 31, 2024
State and municipals	$14,719	$(318)	$117,168	$(16,056)	$131,887	$(16,374)
Pass-through mortgage securities	9,364	(179)	119,191	(29,178)	128,555	(29,357)
Collateralized mortgage obligations	3,726	(33)	92,366	(21,517)	96,092	(21,550)
SBA agency obligations	—	—	83,439	(1,143)	83,439	(1,143)
Corporate bonds	—	—	113,310	(5,690)	113,310	(5,690)
Total temporarily impaired	$27,809	$(530)	$525,474	$(73,584)	$553,283	$(74,114)

Following is a discussion of unrealized losses by type of security, none of which are considered impaired at March 31, 2025.

State and Municipals

At March 31, 2025, approximately $130.2 million of state and municipal bonds had an unrealized loss of $17.6 million. Substantially all the state and municipal bonds are considered high investment grade and rated Aa2/AA- or higher. The unrealized loss is primarily attributable to changes in interest rates and illiquidity and not credit quality. The issuers continue to make timely principal and interest payments on the bonds. The Bank does not have the intent to sell these securities, nor is it likely that it will be required to sell the securities before their anticipated recovery. The fair value is expected to recover as the bonds approach maturity.

Pass-through Mortgage Securities

At March 31, 2025, pass-through mortgage securities of approximately $127.8 million had an unrealized loss of $25.4 million. These securities were issued by U.S. government and government-sponsored agencies and are considered high investment grade. The unrealized loss is attributable to changes in interest rates and not credit quality. The issuers continue to make timely principal and interest payments on the bonds. The Bank does not have the intent to sell these securities, nor is it likely that it will be required to sell the securities before their anticipated recovery. The fair value is expected to recover as the bonds approach maturity.

Collateralized Mortgage Obligations

At March 31, 2025, collateralized mortgage obligations of approximately $92.4 million had an unrealized loss of $19.4 million. These securities were issued by U.S. government and government-sponsored agencies and are considered high investment grade. The unrealized loss is attributable to changes in interest rates and not credit quality. The issuers continue to make timely principal and interest payments on the bonds. The Bank does not have the intent to sell these securities, nor is it likely that it will be required to sell the securities before their anticipated recovery. The fair value is expected to recover as the bonds approach maturity.

SBA Agency Obligations

At March 31, 2025, SBA agency obligations of approximately $77.6 million had an unrealized loss of $1.0 million. These securities were issued by the SBA, a U.S. government agency and are considered high investment grade. The unrealized loss is attributable to changes in interest rates and not credit quality. The issuer continues to make timely principal and interest payments on the bonds. The Bank does not have the intent to sell these securities, nor is it likely that it will be required to sell the securities before their anticipated recovery. The fair value is expected to recover as the bonds approach maturity.

Corporate Bonds

At March 31, 2025, approximately $114.9 million of corporate bonds had an unrealized loss of $4.1 million. The corporate bonds represent senior unsecured debt obligations of six of the largest U.S. based financial institutions, including JPMorgan Chase, Bank of America, Citigroup, Goldman Sachs, Morgan Stanley and Wells Fargo. Each of the corporate bonds has a stated maturity of ten years and matures in 2028. The bonds reprice quarterly based on the ten year constant maturity swap rate.

Each of the financial institutions is considered upper medium investment grade and rated A3 or higher. The unrealized loss is attributable to changes in credit spreads and interest rates and the illiquid nature of the securities. The Bank does not have the intent to sell these securities, nor is it likely that it will be required to sell the securities before their anticipated recovery. Each of these financial institutions has diversified revenue streams, is well capitalized and continues to make timely interest payments. Management evaluates the quarterly financial statements of each company to determine if full payment of principal and interest is in doubt and does not believe there is any impairment at March 31, 2025.

Sales of AFS Securities. There were no sales of AFS securities during the three months ended March 31, 2025 and 2024.

Maturities. The following table sets forth by maturity the amortized cost and fair value of the Bank’s state and municipal securities and corporate bonds at March 31, 2025 based on the earlier of their stated maturity or, if applicable, their pre-refunded date. The remaining securities in the Bank’s investment securities portfolio are mortgage and asset-backed securities, consisting of pass-through mortgage securities, collateralized mortgage obligations and SBA agency obligations. Although these securities are expected to have substantial periodic repayments, they are reflected in the table below in aggregate amounts.

(in thousands)	Amortized Cost	Fair Value
Within one year	$793	$790
After 1 through 5 years	141,318	136,111
After 5 through 10 years	40,235	36,259
After 10 years	87,777	75,264
Mortgage and asset-backed securities	411,547	366,926
	$681,670	$615,350

4 - LOANS

The following table sets forth the loans outstanding by class of loans at the dates indicated.

(in thousands)	March 31, 2025	December 31, 2024
Commercial and industrial	$134,095	$136,732
Commercial mortgages:
Multifamily	840,726	848,558
Other	841,829	851,277
Owner-occupied	247,326	263,272
Residential mortgages:
Closed end	1,065,380	1,084,090
Revolving home equity	33,452	36,468
Consumer and other	1,126	1,210
	$3,163,934	$3,221,607

Allowance for Credit Losses. Loans that do not share similar risk characteristics are evaluated on an individual basis. Such disparate risk characteristics may include internal or external credit ratings, risk ratings, collateral type, size of loan, effective interest rate, term, geographic location, industry or historical or expected loss pattern. For loans individually evaluated, an allowance for credit losses (“ACL” or “allowance”) is estimated based on either the fair value of collateral or the discounted value of expected future cash flows. In estimating the fair value of real estate collateral, management utilizes appraisals or evaluations adjusted for costs to dispose and a distressed sale adjustment, if needed. Estimating the fair value of collateral other than real estate is also subjective in nature and sometimes requires difficult and complex judgements. Determining expected future cash flows can be more subjective than determining fair values. Expected future cash flows could differ significantly, both in timing and amount, from the cash flows actually received over the loan’s remaining life. Individually evaluated loans are excluded from the estimation of credit losses for the pooled portfolio.

For loans collectively evaluated for credit loss, management segregates its loan portfolio into distinct pools, certain of which are combined in reporting loans outstanding by class of loans: (1) commercial and industrial; (2) small business; (3) multifamily; (4) owner-occupied; (5) other commercial real estate; (6) construction and land development; (7) residential mortgage; (8) revolving home equity; (9) consumer; and (10) municipal loans. Historical loss information from the Bank’s own loan portfolio from December 31, 2007 to present provides a basis for management’s assessment of expected credit losses. The choice of a historical look-back period that begins in 2007 covers an entire economic cycle and impacts the average historical loss rates used to calculate the final ACL. Due to the extensive loss data available, management selected the vintage approach to measure the historical loss component of credit losses for most of its loan pools. For the revolving home equity and small business pools, the lifetime PD/LGD (probability of default/loss given default) method is used to measure historical losses.

Modifications to borrowers experiencing financial difficulty are included in loans collectively evaluated for credit loss. An assessment of whether a borrower is experiencing financial difficulty is made on the date of a modification. A charge to the allowance for credit losses is generally not recorded upon modification.

Management believes that the methods selected fairly reflect the historical loss component of expected losses inherent in the Bank’s loan portfolio. However, since future losses could vary significantly from those experienced in the past, on a quarterly basis management adjusts its historical loss experience to reflect current and forecasted conditions. In doing so, management considers a variety of general qualitative and quantitative factors (“Q-factors”) and then subjectively determines the weight to assign to each in estimating losses. Qualitative characteristics include differences in underwriting standards, policies, lending staff and environmental risks. Management also considers whether further adjustments to historical loss information are needed to reflect the extent to which current conditions and reasonable and supportable forecasts over a one year to two year forecasting horizon differ from the conditions that existed during the historical loss period. These quantitative adjustments reflect changes to relevant data such as changes in unemployment rates, gross domestic product (“GDP”), vacancies, average growth in pools of loans, rent regulation status, delinquencies or other factors associated with the financial assets. The immediate reversion method is applied for periods beyond the forecasting horizon. The Bank’s ACL allocable to pools of loans that are collectively evaluated for credit loss results primarily from these qualitative and quantitative adjustments to historical loss experience. Because of the nature of the Q-factors and the degree of judgement involved in assessing their impact, management’s resulting estimate of losses may not accurately reflect current and future losses in the portfolio.

Chargeoffs and deterioration in current and forecasted economic conditions, including adjustments for economic uncertainty, were the main drivers of the provision recorded in the first quarter of 2025, partially offset by declines in loan portfolio balances, historical loss rates and allowances on individually evaluated loans.

The following tables present the activity in the ACL for the periods indicated.

	Balance at			Provision (Credit) for	Balance at
(in thousands)	1/1/2025	Chargeoffs	Recoveries	Credit Losses	3/31/2025
Commercial and industrial	$1,365	$(348)	$179	$207	$1,403
Commercial mortgages:
Multifamily	8,734	—	—	(143)	8,591
Other	7,597	—	—	(4)	7,593
Owner-occupied	3,243	—	—	(156)	3,087
Residential mortgages:
Closed end	7,107	(22)	—	269	7,354
Revolving home equity	269	—	—	(5)	264
Consumer and other	16	—	—	—	16
	$28,331	$(370)	$179	$168	$28,308

	Balance at			Provision (Credit) for	Balance at
(in thousands)	1/1/2024	Chargeoffs	Recoveries	Credit Losses	3/31/2024
Commercial and industrial	$2,030	$(664)	$7	$2	$1,375
Commercial mortgages:
Multifamily	6,817	—	—	1,297	8,114
Other	7,850	—	—	(311)	7,539
Owner-occupied	3,104	—	—	(102)	3,002
Residential mortgages:
Closed end	8,838	—	—	(857)	7,981
Revolving home equity	339	—	—	(30)	309
Consumer and other	14	—	—	1	15
	$28,992	$(664)	$7	$—	$28,335

Aging of Loans. The following tables present the aging of loans past due and loans on nonaccrual status by class of loans.

	March 31, 2025
	Past Due			Nonaccrual
(in thousands)	30-59 Days	60-89 Days	90 Days or More and Still Accruing	With an Allowance for Credit Loss	With No Allowance for Credit Loss	Total Past Due Loans & Nonaccrual Loans	Current	Total Loans
Commercial and industrial	$—	$—	$—	$—	$—	$—	$134,095	$134,095
Commercial mortgages:
Multifamily	6,798	—	—	1,184	—	7,982	832,744	840,726
Other	—	—	—	—	—	—	841,829	841,829
Owner-occupied	95	—	—	—	—	95	247,231	247,326
Residential mortgages:
Closed end	559	—	—	—	2,326	2,885	1,062,495	1,065,380
Revolving home equity	—	—	—	—	—	—	33,452	33,452
Consumer and other	—	—	—	—	—	—	1,126	1,126
	$7,452	$—	$—	$1,184	$2,326	$10,962	$3,152,972	$3,163,934

	December 31, 2024
Commercial and industrial	$174	$96	$—	$—	$—	$270	$136,462	$136,732
Commercial mortgages:
Multifamily	—	—	—	1,190	—	1,190	847,368	848,558
Other	—	—	—	—	—	—	851,277	851,277
Owner-occupied	—	—	—	—	—	—	263,272	263,272
Residential mortgages:
Closed end	—	—	—	—	2,039	2,039	1,082,051	1,084,090
Revolving home equity	—	—	—	—	—	—	36,468	36,468
Consumer and other	—	—	—	—	—	—	1,210	1,210
	$174	$96	$—	$1,190	$2,039	$3,499	$3,218,108	$3,221,607

At March 31, 2025, past due loans increased $7.2 million from year-end 2024. The increase was primarily due to one multifamily loan with an amortized cost of $6.8 million. This loan is included in the column “Past Due - 30-59 Days” in the March 31, 2025 table above.

At March 31, 2025 and December 31, 2024, there was one residential real estate loan for which formal foreclosure proceedings are in process with an amortized cost of $844,000. This loan is included in the column "Nonaccrual - With No Allowance for Credit Loss" in the tables above. The Bank did not hold any foreclosed residential real estate property at March 31, 2025 and December 31, 2024.

Accrued interest receivable from loans totaled $10.8 million and $10.7 million at March 31, 2025 and December 31, 2024, respectively, and is included in the line item “Other assets” on the consolidated balance sheets.

Loan Modifications. The Bank did not modify the terms of any loans for borrowers experiencing financial difficulty in the form of principal forgiveness, an interest reduction, an other-than-insignificant payment delay or a term extension during the previous twelve months.

Risk Characteristics. Credit risk within the Bank’s loan portfolio primarily stems from factors such as changes in the borrower’s financial condition, credit concentrations, changes in collateral values, economic conditions, rent regulation and environmental contamination of properties securing mortgage loans. The Bank’s commercial loans, including those secured by real estate mortgages, are primarily made to small and medium-sized businesses. Such loans sometimes involve a higher degree of risk than those to larger companies because such businesses may have shorter operating histories, higher debt-to-equity ratios and may lack sophistication in internal record keeping and financial and operational controls. In addition, most of the Bank’s loans are made to businesses and consumers on Long Island and in the boroughs of New York City (“NYC”), and a large percentage of these loans are mortgage loans secured by properties located in those areas. The primary sources of repayment for residential and commercial mortgage loans include employment and other income of the borrowers, the businesses of the borrowers and cash flows from the underlying properties. In the case of multifamily mortgage loans, a substantial portion of the underlying properties are rent stabilized or rent controlled. These sources of repayment are dependent on the strength of the local economy.

Credit Quality Indicators. The Bank categorizes loans into risk categories based on relevant information about the borrower’s ability to service their debt including, but not limited to, current financial information for the borrower and any guarantors, payment experience, credit underwriting documentation, public records, due diligence checks and current economic trends. Management analyzes loans and classifies them using risk rating matrices consistent with regulatory guidance as follows.

Watch: The borrower’s cash flow has a high degree of variability and is subject to economic downturns. Liquidity is strained and the ability of the borrower to access traditional sources of credit is diminished.

Special Mention: The borrower has potential weaknesses that deserve management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or in the Bank’s credit position at some future date. Special mention assets are not adversely classified and do not expose the Bank to risk sufficient to warrant adverse classification.

Substandard: Loans are inadequately protected by the current sound worth and paying capacity of the borrower or the collateral pledged, if any. Loans so classified have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the Bank will sustain some loss if the deficiencies are not corrected.

Doubtful: Loans have all the inherent weaknesses of those classified substandard with the added characteristic that the weaknesses make collection or liquidation in full, based on existing facts, conditions and values, highly questionable and improbable.

Risk ratings on commercial and industrial loans and commercial mortgages are initially assigned during the underwriting process and affirmed as part of the approval process. The ratings are periodically reviewed and evaluated based on borrower contact, credit department review or independent loan review.

The Bank's loan risk rating and review policy establishes requirements for the annual review of commercial real estate and commercial and industrial loans. The requirements include details of the scope of coverage and selection process based on loan-type and risk rating. The Bank reviews at least 80% of its commercial real estate loan portfolio on an annual basis and uses a third-party review firm as part of its credit quality monitoring program. Lines of credit are also reviewed annually at each proposed reaffirmation. The frequency of the review of other loans is determined by minimum principal balance thresholds and the Bank’s ongoing assessments of the borrower’s condition.

Residential mortgage loans, revolving home equity lines and other consumer loans are initially evaluated utilizing the borrower’s credit score. A credit score is a tool used in the Bank’s loan approval process, and a minimum score of 680 is generally required for new loans. Credit scores for each borrower are updated at least annually. However, regardless of credit score, loans may be classified, criticized or placed on management’s watch list if relevant information comes to light.

The following tables present the amortized cost basis of loans by class of loans, vintage and risk rating. Loans shown as Pass are all loans other than those risk rated Watch, Special Mention, Substandard or Doubtful. Also presented are gross chargeoffs recorded in the current year-to-date period by year of origination.

	March 31, 2025
	Term Loans by Origination Year						Revolving
(in thousands)	2025	2024	2023	2022	2021	Prior	Loans (1)	Total
Commercial and industrial:
Risk rating:
Pass	$6,431	$52,334	$16,123	$21,369	$10,072	$14,137	$6,869	$127,335
Watch	—	2,925	409	—	2,727	—	—	6,061
Special Mention	—	—	—	196	—	—	—	196
Substandard	—	—	503	—	—	—	—	503
Doubtful	—	—	—	—	—	—	—	—
	$6,431	$55,259	$17,035	$21,565	$12,799	$14,137	$6,869	$134,095

Current-period gross chargeoffs	$—	$—	$—	$—	$—	$—	$(348)	$(348)

Commercial mortgages – multifamily:
Risk rating:
Pass	$—	$30,063	$41,395	$179,808	$165,203	$412,083	$125	$828,677
Watch	—	—	—	—	—	—	—	—
Special Mention	—	4,067	—	6,798	—	—	—	10,865
Substandard	—	—	—	—	—	1,184	—	1,184
Doubtful	—	—	—	—	—	—	—	—
	$—	$34,130	$41,395	$186,606	$165,203	$413,267	$125	$840,726

Current-period gross chargeoffs	$—	$—	$—	$—	$—	$—	$—	$—

Commercial mortgages – other:
Risk rating:
Pass	$4,230	$76,709	$66,463	$191,070	$212,468	$270,491	$22	$821,453
Watch	—	—	—	—	—	—	—	—
Special Mention	—	—	—	—	—	5,844	—	5,844
Substandard	—	—	—	—	—	14,532	—	14,532
Doubtful	—	—	—	—	—	—	—	—
	$4,230	$76,709	$66,463	$191,070	$212,468	$290,867	$22	$841,829

Current-period gross chargeoffs	$—	$—	$—	$—	$—	$—	$—	$—

Commercial mortgages – owner-occupied:
Risk rating:
Pass	$—	$33,964	$21,742	$47,752	$43,458	$89,022	$2,290	$238,228
Watch	—	—	238	—	4,817	—	—	5,055
Special Mention	—	—	—	3,191	852	—	—	4,043
Substandard	—	—	—	—	—	—	—	—
Doubtful	—	—	—	—	—	—	—	—
	$—	$33,964	$21,980	$50,943	$49,127	$89,022	$2,290	$247,326

Current-period gross chargeoffs	$—	$—	$—	$—	$—	$—	$—	$—

	March 31, 2025
	Term Loans by Origination Year						Revolving
(in thousands)	2025	2024	2023	2022	2021	Prior	Loans (1)	Total
Residential mortgages (2):
Risk rating:
Pass	$—	$6,163	$26,120	$184,727	$153,766	$691,638	$33,452	$1,095,866
Watch	—	—	—	—	—	—	—	—
Special Mention	—	—	—	—	—	—	—	—
Substandard	—	—	—	—	—	2,908	—	2,908
Doubtful	—	—	—	—	—	—	—	—
	$—	$6,163	$26,120	$184,727	$153,766	$694,546	$33,452	$1,098,774

Current-period gross chargeoffs	$—	$—	$—	$—	$—	$(22)	$—	$(22)

Consumer and other:
Risk rating:
Pass	$—	$—	$34	$133	$—	$100	$810	$1,077
Watch	—	—	—	—	—	—	—	—
Special Mention	—	—	—	—	—	—	—	—
Substandard	—	—	—	—	—	—	—	—
Doubtful	—	—	—	—	—	—	—	—
Not Rated	—	—	—	—	—	—	49	49
	$—	$—	$34	$133	$—	$100	$859	$1,126

Current-period gross chargeoffs	$—	$—	$—	$—	$—	$—	$—	$—

Total Loans	$10,661	$206,225	$173,027	$635,044	$593,363	$1,501,939	$43,617	$3,163,876
Total gross chargeoffs	$—	$—	$—	$—	$—	$(22)	$(348)	$(370)

(1)	Includes revolving lines converted to term of $4.3 million of commercial and industrial, $1.0 million of owner-occupied commercial mortgage and $6.9 million of residential home equity.

(2)	Certain fixed rate residential mortgage loans are included in a fair value hedging relationship. The amortized cost excludes an adjustment of $58,000 related to basis adjustments for loans in the closed portfolio under the portfolio layer method at March 31, 2025. These basis adjustments would be allocated to the amortized cost of specific loans within the pool if the hedge was de-designated. See "Note 7 - Derivatives" for more information on the fair value hedge.

5 - STOCK-BASED COMPENSATION

The following table presents a summary of restricted stock units (“RSUs”) outstanding at March 31, 2025 and changes during the three month period then ended.

			Weighted-
		Weighted-	Average	Aggregate
		Average	Remaining	Intrinsic
	Number of	Grant-Date	Contractual	Value
	RSUs	Fair Value	Term (yrs.)	(in thousands)
Outstanding at January 1, 2025	196,170	$12.53
Converted	(49,365)	14.96
Outstanding at March 31, 2025	146,805	$11.71	0.98	$1,813

As of March 31, 2025, there was $867,000 of unrecognized compensation cost related to non-vested RSUs. The total cost is expected to be recognized over a weighted-average period of 1.7 years.

6 - FAIR VALUE OF FINANCIAL INSTRUMENTS

Financial Instruments Recorded at Fair Value. When measuring fair value, the Corporation uses a fair value hierarchy, which is designed to maximize the use of observable inputs and minimize the use of unobservable inputs. The hierarchy involves three levels of inputs that may be used to measure fair value:

Level 1: Quoted prices (unadjusted) in active markets for identical assets or liabilities that the Corporation can access at the measurement date.

Level 2: Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; or inputs other than quoted prices that are observable or can be corroborated by observable market data.

Level 3: Significant unobservable inputs that reflect the Corporation’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.

The fair values of the Corporation’s financial assets and liabilities measured at fair value on a recurring basis are set forth in the table that follows. The fair values of AFS securities are determined on a recurring basis using matrix pricing (Level 2 inputs). Matrix pricing, which is a mathematical technique widely used in the industry to value debt securities, does not rely exclusively on quoted prices for the specific securities but rather on the relationship of such securities to other benchmark quoted securities. Where no significant other observable inputs were available, Level 3 inputs were used. The fair values of interest rate swaps are based on valuation models using observable market data as of the measurement date resulting in a Level 2 classification.

	Fair Value Measurements Using:
		Quoted Prices	Significant
		in Active	Other	Significant
		Markets for	Observable	Unobservable
		Identical Assets	Inputs	Inputs
(in thousands)	Total	(Level 1)	(Level 2)	(Level 3)
March 31, 2025:
Financial Assets:
Available-for-Sale Securities:
State and municipals	$133,559	$—	$133,443	$116
Pass-through mortgage securities	131,195	—	131,195	—
Collateralized mortgage obligations	141,287	—	141,287	—
SBA agency obligations	94,444	—	94,444	—
Corporate bonds	114,865	—	114,865	—
	615,350	—	615,234	116
Derivative - interest rate swaps	873	—	873	—
	$616,223	$—	$616,107	$116

Financial Liabilities:
Derivative - interest rate swaps	$574	$—	$574	$—

December 31, 2024:
Financial Assets:
Available-for-Sale Securities:
State and municipals	$135,543	$—	$135,407	$136
Pass-through mortgage securities	129,440	—	129,440	—
Collateralized mortgage obligations	145,059	—	145,059	—
SBA agency obligations	101,427	—	101,427	—
Corporate bonds	113,310	—	113,310	—
	624,779	—	624,643	136
Derivative - interest rate swaps	1,274	—	1,274	—
	$626,053	$—	$625,917	$136

Financial Liabilities:
Derivative - interest rate swaps	$395	$—	$395	$—

State and municipal AFS securities measured using Level 3 inputs. The Bank held three non-rated bond anticipation notes with a book value of $116,000 at March 31, 2025. These bonds have a one year maturity and are issued by local municipalities that are customers of the Bank. Due to the short duration of the bonds, book value approximates fair value at March 31, 2025.

There were no assets measured at fair value on a nonrecurring basis at March 31, 2025 and December 31, 2024.

Financial Instruments Not Recorded at Fair Value. Fair value estimates are made at a specific point in time. Such estimates are generally subjective in nature and dependent upon a number of significant assumptions associated with each financial instrument or group of similar financial instruments, including estimates of discount rates, liquidity, risks associated with specific financial instruments, estimates of future cash flows, and relevant available market information. Changes in assumptions could significantly affect the estimates. In addition, fair value estimates do not reflect the value of anticipated future business, premiums or discounts that could result from offering for sale at one time the Corporation’s entire holdings of a particular financial instrument, or the income tax consequences of realizing gains or losses on the sale of financial instruments.

The following table sets forth the carrying amounts and estimated fair values of financial instruments that are not recorded at fair value in the Corporation’s financial statements.

		Fair Value Measurements Using:
			Quoted Prices	Significant
			in Active	Other	Significant
			Markets for	Observable	Unobservable
	Carrying	Fair	Identical Assets	Inputs	Inputs
(in thousands)	Amount	Value	(Level 1)	(Level 2)	(Level 3)
March 31, 2025:
Financial Assets:
Cash and cash equivalents	$67,555	$67,555	$67,555	$—	$—
Loans, net	3,135,626	2,900,997	—	—	2,900,997
Restricted stock	24,329	n/a	n/a	n/a	n/a
Accrued interest receivable	13,303	13,303	—	2,514	10,789

Financial Liabilities:
Checking deposits	1,072,766	1,072,766	1,072,766	—	—
Savings, NOW and money market deposits	1,587,030	1,587,030	1,587,030	—	—
Time deposits	635,789	634,364	—	634,364	—
Overnight advances	—	—	—	—	—
Other borrowings	360,000	360,382	—	360,382	—
Accrued interest payable	5,810	5,810	—	5,810	—

December 31, 2024:
Financial Assets:
Cash and cash equivalents	$38,330	$38,330	$38,330	$—	$—
Loans, net	3,193,276	2,947,587	—	—	2,947,587
Restricted stock	27,712	n/a	n/a	n/a	n/a
Accrued interest receivable	13,407	13,407	—	2,701	10,706

Financial Liabilities:
Checking deposits	1,074,671	1,074,671	1,074,671	—	—
Savings, NOW and money market deposits	1,574,160	1,574,160	1,574,160	—	—
Time deposits	616,027	614,245	—	614,245	—
Overnight advances	—	—	—	—	—
Other borrowings	435,000	434,492	—	434,492	—
Accrued interest payable	7,672	7,672	—	7,672	—

7 – DERIVATIVES

As part of its asset liability management activities, the Corporation may utilize interest rate swaps to help manage its interest rate risk position. The notional amount of an interest rate swap does not represent the amount exchanged by the parties. The exchange of cash flows is determined by reference to the notional amount and the other terms of the interest rate swap agreements.

Fair Value Hedge. On March 16, 2023, the Bank entered into a three year interest rate swap with a notional amount totaling $300 million which was designated as a fair value hedge of certain fixed rate residential mortgages. The Bank pays a fixed rate of 3.82% and receives a floating rate based on the secured overnight financing rate (“SOFR”) for the life of the agreement without an exchange of the underlying notional amount. The hedge was determined to be effective during the quarter ended March 31, 2025 and the Corporation expects the hedge to remain effective during the remaining term of the swap. The gain or loss on the derivative as well as the offsetting loss or gain on the hedged item attributable to the hedged risk is recognized in interest income.

The following table summarizes information about the interest rate swap designated as a fair value hedge.

March 31,
2025
Notional amount	$300 million
Fixed pay rate	3.82%
Overnight SOFR receive rate	4.41%
Maturity	0.96 years

The following table presents the amount recorded on the balance sheet related to cumulative basis adjustments for the fair value hedge as of the periods indicated.

	March 31,	December 31,
(in thousands)	2025	2024
Loans - Residential Mortgages:
Carrying amount of the hedged asset (1)	$436,422	$440,755
Fair value hedging adjustment included in the carrying amount of the hedged asset	58	(525)

(1)	This amount represents the amortized cost basis of the closed loan portfolio used to designate the hedging relationship in which the hedged item is the stated amount of assets in the closed portfolio anticipated to be outstanding for the designated hedge period. At March 31, 2025, the amortized cost basis of the closed portfolio used in this hedging relationship was $436.4 million. The cumulative basis adjustment associated with this hedging relationship was $58,000 and the amount of the designated hedged item was $299,000.

During the first quarter of 2025, the Bank recorded a $356,000 credit from the swap transaction as a component of interest income in the consolidated statements of income.

Derivatives Not Designated as Hedges. The Bank enters into interest rate swap agreements (“back-to-back swap”) that are not designated as hedging instruments. A back-to-back swap allows a borrower to effectively convert a variable rate loan to a fixed rate. The Bank originates a variable rate loan with a borrower and simultaneously enters into offsetting back-to-back swaps with the borrower and an unaffiliated dealer counterparty to minimize interest rate risk. In connection with each swap transaction, the Bank agrees to pay interest to the borrower on a notional amount at a variable interest rate and receives interest from the borrower on a similar notional amount at a fixed interest rate. Concurrently, the Bank agrees to pay the dealer counterparty the same fixed interest rate on the same notional amount and receives the same variable interest rate on the same notional amount. Because the Bank acts as an intermediary for its borrower, changes in the fair value of the underlying derivative contracts offset each other and do not impact the Bank’s results of operations.

	March 31, 2025
		Notional	Fair Value	Fair Value
(in thousands)	Positions	Amount	Asset	Liabilities
Derivatives not designated as hedging instruments included in other assets / other liabilities:
Interest rate swap with borrower	3	$36,373	$574	$—
Interest rate swap with offsetting counterparty	3	$36,373	$—	$574

	December 31, 2024
Derivatives not designated as hedging instruments included in other assets / other liabilities:
Interest rate swap with borrower	3	$36,523	$395	$—
Interest rate swap with offsetting counterparty	3	$36,523	$—	$395

The Bank did not record any back-to-back swap fee income during the first quarter of 2025.

8 – BUSINESS COMBINATIONS

Proposed Merger with ConnectOne Bancorp, Inc. On September 4, 2024, the Corporation entered into an Agreement and Plan of Merger (the “Merger Agreement”) with ConnectOne Bancorp, Inc., a New Jersey corporation (“ConnectOne”), pursuant to which the companies will combine in an all-stock transaction. Under the terms of the Merger Agreement, the Corporation will merge into ConnectOne, with ConnectOne as the surviving corporation (the "merger"), and the Bank will merge into ConnectOne Bank, with ConnectOne Bank as the surviving institution (the “bank merger” and, together with the merger, the “transaction”). Upon closing of the transaction, the Corporation's shareholders will receive 0.5175 shares of ConnectOne common stock for each share of the Corporation's common stock (the “merger consideration”). The Corporation held a special meeting of shareholders on February 14, 2025 at which time the Corporation's shareholders approved the Merger Agreement and the transactions contemplated thereunder. The merger remains subject to the receipt of certain regulatory approvals and the satisfaction of other customary closing conditions. The Corporation anticipates the transaction will close in the second quarter of 2025.

The foregoing description of the proposed merger and the Merger Agreement is not complete and is qualified in its entirety by reference to the full text of the Merger Agreement.

9 – CommitmentS and ContingenT LIABILITIES

From time to time, the Corporation and its subsidiaries may be a named defendant in legal actions incidental to the business. For some of these actions, there is always a possibility that the Corporation and/or its subsidiaries will sustain a financial loss.

As previously disclosed in the Corporation’s Current Report on Form 8-K dated August 28, 2024, the Bank was notified by a customer of suspicious wire transfer activity in July 2024 involving the customer's bank accounts. The wire transfer activity arose as the result of unauthorized access to banking information within the customer's control, and upon completion of an internal procedural investigation, the Bank determined that it followed its reasonable procedures regarding online wire transfers. On January 22, 2025, the customer filed a lawsuit against the Corporation and the Bank claiming monetary damages of approximately $11.1 million, the net amount of funds involved in the suspicious wire transfer activity. The Corporation and Bank intend to vigorously defend against the lawsuit.

10 – SEGMENT INFORMATION

The Corporation has determined that the chief operating decision makers ("CODM") are the Chief Executive Officer and Chief Financial Officer, as well as from time to time the Board of Directors. Members of the Board of Directors, with the exception of the Chief Executive Officer, are not in day-to-day management of the Corporation but there are times when board approval of operating decisions is required, such as for strategic plans, budgets, establishing executive compensation practices, declaring shareholder dividends and for execution of material transactions, such as mergers and acquisitions.

The Bank provides banking products and services as well as access to third-party financial products and services to business and retail clients through its network of physical locations and various digital channels. The CODM uses comparisons to Board of Director approved strategic plans and budgets and comparisons to peer metrics to assess performance and determine compensation. Comparisons include tracking actual performance to budgets, prior periods and peer performance. Metrics include, among others, net income, return on average equity, return on average assets, and total shareholder return. Interest on loans and investments, service charges, BOLI earnings and interchange fees provide most of the revenues in the banking operation. Interest expense on borrowings and deposits, provisions for credit losses, salaries and benefits, operating facilities and expenses related to technology are the significant expenses in the banking operation. All operations are domestic.

Because these operations are closely linked and largely dependent upon each other, they are managed, and the financial performance is evaluated on a consolidated basis. Accordingly, and consistent with prior years, all of the Corporation's operations are considered by management to be aggregated in one reportable operating segment.

11 – IMPACT OF ISSUED BUT NOT YET EFFECTIVE ACCOUNTING STANDARDS

The pronouncements discussed in this section are not intended to be an all-inclusive list, but rather only those pronouncements that could potentially have an impact on the Corporation’s financial position, results of operations or disclosures.

In December 2023, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") 2023-09 “Income Taxes (Topic 740): Improvements to Income Tax Disclosures,” which includes amendments that further enhance income tax disclosures, primarily through disaggregation of specific rate reconciliation categories and income taxes paid by jurisdiction. ASU 2023-09 is effective for fiscal years beginning after December 15, 2024, with early adoption permitted, and may be applied prospectively or retrospectively. Other than the new disclosure requirements, ASU 2023-09 will not have an impact on the Corporation's consolidated financial statements.